Exhibit 99.(b)

CITICORP NORTH AMERICA, INC.	CREDIT SUISSE FIRST BOSTON
CITIGROUP GLOBAL MARKETS INC.	ELEVEN MADISON AVENUE
390 GREENWICH STREET	NEW YORK, NEW YORK 10010
NEW YORK, NEW YORK 10013

BEAR, STEARNS & CO. INC.	LEHMAN COMMERCIAL PAPER INC.
BEAR STEARNS CORPORATE LENDING INC.	745 SEVENTH AVENUE
383 MADISON AVENUE	NEW YORK, NEW YORK 10019
NEW YORK, NEW YORK 10179

May 7, 2004

Constellation, LLC

c/o            Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, New York  10019

Attention:           Alexander Navab
Joseph Bae

Senior Secured Credit Facilities
Senior Unsecured Facility
Commitment Letter

Ladies and Gentlemen:

This letter agreement amends and restates in its entirety the Commitment Letter dated April 19, 2004 among Holdco (as defined below), Citigroup (as defined below) and CSFB (as defined below) and supersedes it in all respects.

Constellation, LLC (“Holdco” or “you”) has advised Citigroup, CSFB (Citigroup and CSFB, the “Lead Arrangers”), Bear Stearns (as defined below) and Lehman (as defined below) (Citigroup, CSFB, Bear Stearns and Lehman, the “Initial Lenders” or “we” or “us”) and CGMI (as defined below) that Holdco desires that the Acquired Business establish the senior secured credit facilities described herein (the “Senior Secured Credit Facilities”) and the senior unsecured credit facility described herein (the “Senior Unsecured Facility” and together with the Senior Secured Credit Facilities, the “Facilities”), the proceeds of which would be used to finance the transactions described in Exhibit A hereto (the “Transaction Description”).  Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to them in the Transaction Description.

Subject to the terms and conditions described in this letter agreement and the attached Exhibits A, B, C and D (collectively, the “Exhibits”, and together with the Fee Letter referred to below, this “Commitment Letter”), the Initial Lenders, severally and not jointly, agree to provide 30% (in the case of each of Citigroup and CSFB) and 20% (in the case of each of Bear Stearns and Lehman) of the amount of the Facilities.

It is understood and agreed to by the parties hereto that each Initial Lender’s commitment to provide the Senior Unsecured Facility shall be automatically reduced pro rata by the aggregate principal amount of Notes issued.

It is further understood and agreed that any reduction in the purchase price for the Acquisition shall be allocated to a reduction of the Facilities and in amounts as between the Senior Secured Credit Facilities and the Senior Unsecured Facility as the Lead Arrangers and Borrower shall agree.

For purposes of this Commitment Letter, (i) “Citigroup” shall mean Citicorp North America, Inc. and/or any affiliate thereof, including Citigroup Global Markets Inc. (“CGMI”), as Citigroup shall determine to be appropriate to provide the services contemplated herein, (ii) ”CSFB” shall mean Credit Suisse First Boston and/or any  affiliate thereof as CSFB shall determine to be appropriate to provide the services contemplated herein, (iii) ”Bear Stearns” shall mean Bear Stearns Corporate Lending Inc. and/or any affiliate thereof, including Bear Stearns & Co. Inc. (“BSI”), as Bear Stearns shall determine to be appropriate to provide the services contemplated herein and (iv) ”Lehman” shall mean Lehman Commercial Paper Inc. and/or any affiliate thereof, including Lehman Brothers Inc. (“LBI”) as Lehman shall determine to be appropriate to provide the services contemplated herein.

1.                                      Conditions Precedent

In addition to the conditions precedent set forth in the Term Sheets, the commitment of each Initial Lender hereunder is subject to:

(a)                                  The preparation, execution and delivery of definitive documentation with respect to the Facilities, including credit agreements, security agreements and guarantees incorporating the terms and conditions outlined in this Commitment Letter and otherwise reasonably satisfactory to the Initial Lenders and their counsel and Holdco and its counsel (the “Operative Documents”).

(b)                                 The accuracy of the representations set forth in Section 8 of this Commitment Letter.

(c)                                  The execution, delivery and compliance with the terms of (A) the engagement letter dated the date hereof among you and investment banks reasonably acceptable to the Initial Lenders relating to the issuance and sale of the Notes, (B)  this Commitment Letter, and (C) the Fee Letter, each in form and substance satisfactory to the Initial Lenders.

(d)                                 The accuracy and completeness in all material respects of all representations and warranties in the Acquisition Agreement.

2.                                      Commitment Termination

Each Initial Lender’s commitments set forth in this Commitment Letter will terminate on the earlier of December 15, 2004 and the date the Operative Documents become effective.

3.                                      Syndication

The Lead Arrangers reserve the right, before or after the execution of the Operative Documents, to syndicate all or a portion of the Initial Lenders’ respective commitments to one or more other financial institutions reasonably acceptable to Holdco and the Lead Arrangers that will become parties to the Operative Documents pursuant to syndications to be managed by the Lead Arrangers (the financial institutions becoming parties to the Operative Documents being collectively referred to herein as the “Lenders”).  Holdco understands that the Senior Secured Credit Facilities and the Senior Unsecured Facility will be separately syndicated, the Lead Arrangers intend to commence both such syndication efforts promptly and may elect to appoint one or more agents reasonably acceptable to you to assist in such syndication efforts.

Each of CGMI and CSFB will act as a Joint Lead Arranger and a Joint Book Runner with respect to each of the Facilities.  Citicorp North America, Inc. (“CNAI”) will act as Administrative Agent for the Senior Secured Credit Facilities and CGMI will act as Syndication Agent for the Senior Unsecured Facility.  CSFB will act as Syndication Agent for the Senior Secured Credit Facilities and Administrative Agent for the Senior Unsecured Facility.  Each of Bear Stearns and Lehman will act as Co-Documentation Agent with respect to each of the Facilities.  The Lead Arrangers will jointly manage all aspects of the syndication in consultation with Holdco, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders, the allocation of commitments among the Lenders, the assignment of any titles and the compensation to be provided to the Lenders.

Holdco shall take all action that the Lead Arrangers may reasonably request to assist it in forming a syndicate acceptable to the Lead Arrangers and Holdco.  Holdco’s assistance in forming such syndicate shall include but not be limited to: (i) making senior management, representatives and advisors of Sponsor, Holdco and the Acquired Business available to participate in informational meetings with potential Lenders at such times and places as is mutually agreed; (ii) using its commercially reasonable efforts to ensure that the syndication effort benefits from Sponsor’s, Holdco’s and the Acquired Business’s existing lending relationships; (iii) assisting (including using its commercially reasonable efforts to cause its affiliates and advisors to assist) in the preparation of a customary confidential information memorandum for each Facility and other customary marketing materials to be used in connection with the syndication; (iv) causing Borrower to provide the Lead Arrangers with all projections, including updated projections, from time to time reasonably requested by the Lead Arrangers from the date of this Commitment Letter through the successful completion of the syndication of the Senior Secured Credit Facilities; and (v) promptly providing the Lead Arrangers with all information reasonably deemed necessary by them to successfully complete the syndication.  You also agree (i) that the Lead Arrangers shall be afforded a reasonable period of time prior to the closing of the Facilities to syndicate the Facilities and (ii) to use your commercially reasonable best efforts to obtain a rating of the Facilities prior to the launch of the syndications from each of Moody’s Investor’s Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”).

To ensure an orderly and effective syndication of each Facility, Holdco agrees that, until the termination of the syndication (as reasonably determined by the Lead Arrangers), it will not and will not permit any of its subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt security or commercial bank or other debt facility (including any renewals thereof), without the prior written consent of the Lead Arrangers.

Holdco agrees that no additional agents, co-agents or lead arrangers will be appointed, or other titles conferred, without the consent of the Lead Arrangers (such consent not to be unreasonably withheld).  Holdco agrees that no Lender will receive any compensation of any kind for its participation in any Facility, except as expressly provided in the Fee Letter or in the Exhibits unless you and we shall agree otherwise.

4.                                      Fees

In addition to the fees described in the Exhibits, Holdco will pay (or cause to be paid) the non-refundable fees (except as specifically provided for in the Fee Letter) set forth in the letter agreement dated the date hereof (the “Fee Letter”) among Holdco, the Initial Lenders and the other parties thereto.  The terms of the Fee Letter are an integral part of the Initial Lender’s respective commitments hereunder and constitute part of this Commitment Letter for all purposes hereof.  Each of the fees described in the Fee Letter and the Exhibits shall be nonrefundable when paid.

5.                                      Indemnification

Holdco agrees to indemnify and hold harmless each Initial Lender, each Lender and each of their respective successors, assigns, affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with, any investigation, litigation or proceeding or the preparation of any defense in connection therewith) in each case arising out of or in connection with or relating to this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Facilities, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Person’s gross negligence or willful misconduct.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by Borrower, Sponsor, the seller of the Acquired Business, any of their respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to Borrower, Sponsor, the Acquired Business or any of their securityholders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Person’s gross negligence or willful misconduct.  In no event, however shall any Indemnified Person be liable for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

6.                                      Costs and Expenses

On the date of the first draw-down under the Senior Secured Credit Facilities (the “Closing Date”) or such earlier date as provided in the Fee Letter if the Closing Date does not occur, Holdco shall pay or reimburse each Initial Lender on demand for all reasonable costs and expenses incurred by such Initial Lender (whether incurred before or after the date hereof) in connection with the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter, the Operative Documents and any security arrangements in connection therewith, including, without limitation, the reasonable fees and disbursements of counsel identified in Exhibits B and C to this Commitment Letter and such local and/or special counsel as may be reasonably agreed.  Holdco further agrees to pay all reasonable costs and expenses of each Initial Lender (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

7.                                      Confidentiality

By accepting delivery of this Commitment Letter, Holdco agrees that this Commitment Letter is for its confidential use only and that neither its existence nor the terms hereof will be disclosed by it to any person other than the officers, directors, employees, accountants, attorneys and other legal advisors of Sponsor and Holdco, and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby.  Notwithstanding the foregoing, (i) Holdco may disclose this Commitment Letter (other than the Fee Letter) to the seller of the Acquired Business, the Acquired Business and their respective officers, directors, employees, accountants, attorneys and other legal advisors on a confidential and “need to know” basis in connection with the Acquisition, (ii) following Holdco’s acceptance of the provisions hereof and its return of an executed counterpart of this Commitment Letter to the Initial Lenders as provided below, Holdco may file a copy of this Commitment Letter (other than the Fee Letter) in any public record in which it is required by law to be filed and (iii) following Holdco’s acceptance of the provisions hereof and its return of an executed counterpart of this Commitment Letter to the Initial Lenders as provided below, Holdco may make such other public disclosures of the terms and conditions hereof as Holdco is required by law, or compulsory legal process, to make, including disclosures in the proxy statement of the Acquired Business.

8.                                      Representations and Warranties

Holdco represents and warrants that (i) to the best of its knowledge, all information (other than financial projections) that has been or will hereafter be made available to the Initial Lenders, any Lender or any potential Lender by or on behalf of Sponsor, Holdco or any of their respective representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of Sponsor, Holdco or any of their respective representatives and made available to the Initial Lenders, any Lender or any potential Lender have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related financial projections are made available to the Initial Lenders.  If, at any time from the date hereof until the execution and delivery of the Operative Documents, any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the information or financial projections were being furnished, and such representations and warranties were being made, at such time, then Holdco will promptly supplement the information and the financial projections so that such representations and warranties will be correct in all material respects under those circumstances.

In issuing this Commitment Letter and, in the case of the Lead Arrangers, in arranging the Facilities including the syndications of the Facilities, each Initial Lender will be entitled to use, and to rely on the accuracy of, the information furnished to it by or on behalf of Sponsor, Holdco, the Acquired Business or any of their respective representatives without responsibility for independent verification thereof.

9.                                      No Third Party Reliance; Sharing Information

The agreement of the Initial Lenders hereunder and of any Lender that issues a commitment to provide financing under the Facilities are made solely for the benefit of Holdco and may not be relied upon or enforced by any other person.  This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

Holdco acknowledges that the Initial Lenders may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests regarding the transactions described herein or otherwise may conflict with Holdco’s interests.  Consistent with each Initial Lender’s policy to hold in confidence the affairs of its clients, the Initial Lenders will not furnish confidential information obtained from Holdco or its affiliates to any of its other clients.  Furthermore, the Initial Lenders will not use in connection with the transactions contemplated hereby, or furnish to Holdco, confidential information obtained by such Initial Lenders from any other person.

10.                               Assignments

Holdco may not assign this Commitment Letter or any Initial Lender’s commitment hereunder without each Initial Lender’s prior written consent, and any attempted assignment without such consent shall be void.

11.                               Amendments

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto.

12.                               Governing Law, Etc.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.  This Commitment Letter sets forth the entire agreement among the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto.  This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter.  Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of a manually executed counterpart of this Commitment Letter.  Sections 4 through 8, 12 and 13 shall survive the termination of the Initial Lenders’ commitment hereunder.  You acknowledge that information and documents relating to the Facilities may be transmitted through Intralinks, the internet or similar electronic transmission systems.  Upon execution and delivery of the Operative Documents the provisions of this Commitment Letter (other than Sections 3, 7, 12 and 13) shall be terminated and superseded by the relevant provisions of the Operative Documents.

13.                               Waiver of Jury Trial, Etc.

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

With respect to all matters relating to this Commitment Letter, the Term Sheets and the Fee Letter, you hereby irrevocably (i) submit to the non-exclusive jurisdiction of any New York State or Federal court sitting in the State of New York, County of New York, and any appellate court from any thereof, (ii) agree that all claims related hereto may be heard and determined in such courts, (iii) waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum, (iv) agree that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (v) waive any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process or setoff to which you or your properties or assets may be entitled and (vi) consent to the service of any and all process with respect to all matters relating to this Commitment Letter by the mailing of copies of such process to CT Corporation System, 111 8th Avenue, New York, New York 10011, or in any other manner permitted by law.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to Edward T. Crook, Managing Director, Citigroup Global Markets Inc., 390 Greenwich Street, New York, New York 10013 (facsimile: (212) 723-8691) (on behalf of all Initial Lenders) at or before 5:00 p.m. (New York City time) on May 10, 2004, the time at which the commitments of the Initial Lenders set forth above (if not so accepted prior thereto) will terminate.

[Signature Page Follows]

If you elect to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

Very truly yours,

CITICORP NORTH AMERICA, INC.

By:	/s/ EDWARD T. CROOK
	Name:	Edward T. Crook
	Title:	Managing Director and Vice President

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ EDWARD T. CROOK
	Name:	Edward T. Crook
	Title:	Managing Director

CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch

By:	/s/ LAURIE SIVASLIAN
	Name:	Laurie Sivaslian
	Title:	Managing Director

By:	/s/ JOSEPH ADIPIETRO
	Name:	Joseph Adipietro
	Title:	Director

BEAR STEARNS CORPORATE LENDING INC.

By:	/s/ LAWRENCE ALLETTO
	Name:	Lawrence Alletto
	Title:	Senior Managing Director

BEAR, STEARNS & CO. INC.

By:	/s/ LAWRENCE ALLETTO
	Name:	Lawrence Alletto
	Title:	Senior Managing Director

LEHMAN COMMERCIAL PAPER INC.

			By:	/s/ FRANCIS CHANG
				Name:	Francis Chang
				Title:	Authorized Signatory

Accepted and agreed to as of
the date first written above:

CONSTELLATION, LLC

By:	/s/ Alexander Navab
	Name:	Alexander Navab
	Title:	President